                                                                    EXHIBIT 12.1

                     HCC INDUSTRIES INC. AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (Dollars in Thousands)

                                                                                       Pro Forma
                                     April 3,  April 2, April 1,  March 30, March 29,   March 29,
                                        1993      1994     1995       1996      1997        1997
                                      ------    ------   ------    -------    ------   ---------
Earnings:
Income (loss) before income taxes     $1,403    $2,594   $5,662    $ 8,893    $ (821)  $ 6,006
Add: Fixed charges*                    1,985     1,893    1,715      1,924     2,946    10,707
                                      ------    ------   ------    -------    ------   -------
                                      $3,388    $4,487   $7,377    $10,817    $2,125   $16,713
                                      ======    ======   ======    =======    ======   =======
*Fixed Charges
Interest Expense(1)                   $1,958    $1,850   $1,692     $1,898    $2,702   $10,212

Amortization of debt issuance
costs                                     27        43        23        26       244       495
                                      ------    ------    ------    ------    ------   -------
                                      $1,985    $1,893    $1,715    $1,924    $2,946   $10,707
                                      ======    ======    ======    ======    ======   =======
Ratio of Earnings to Fixed
Charges                                  1.7      2.4       4.3        5.6       -  (2)    1.6
                                      ======    ======    ======    =======   ======   =======

(1) Interest expense includes the interest portion of capitalized lease obligations for each of the periods shown.
(2) The Company's earnings were insufficient to cover interest expense and fixed charges for the fiscal year ended March 29, 1997. The dollar amount of the deficiency was $821,000.